Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Dreyfus Investment Funds:

We consent to the references to our firm under the headings “Financial Statements and Experts” and “Independent Registered Public Accounting Firm” in the registration statement on Form N-14 for the Dreyfus/The Boston Company Small/Mid Cap Growth Fund.

/s/ KPMG LLP

December 1, 2009